August 9, 2006

Media Contact: Cynthia Messina, Las Vegas, NV (702) 876-7132

Shareholder Contact: Ken Kenny, Las Vegas, NV (702) 876-7237

SWX-NYSE

For Immediate Release

SOUTHWEST GAS CORPORATION

ANNOUNCES SECOND QUARTER EARNINGS

Las Vegas - Southwest Gas Corporation announced earnings of $0.09 per basic share for the second quarter of 2006, a $0.16 improvement from the loss of $0.07 per basic share recorded during the second quarter of 2005. The current-quarter results include a benefit of approximately $0.07 per share related to a nonrecurring property tax settlement reached in the second quarter of 2006. Net income for the second quarter of 2006 was $3.7 million, compared to a loss of $2.8 million in the prior period. Due to the seasonal nature of the business, results during the second and third quarters are not generally indicative of earnings for a complete twelve-month period.

According to Jeffrey W. Shaw, Chief Executive Officer, "This marks the first time in recent memory that we have recognized net income during the second quarter. Excluding the property tax settlement, earnings still would have been $0.02 per basic share due to higher operating margin and continued strong performance from our construction services subsidiary. We optimistically anticipate a year of improved earnings results.”

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For the twelve months ended June 30, 2006, consolidated net income was $61.7 million, or $1.57 per basic share, compared to $54.1 million, or $1.48 per basic share, during the twelve-month period ended June 30, 2005. Results for the current twelve-month period include a $10 million, or $0.16 per share, nonrecurring charge recorded in the fourth quarter of 2005 related to an injuries and damages incident, partially offset by the favorable property tax settlement.

Natural Gas Operations Segment Results

Second Quarter

Operating margin, defined as operating revenues less the cost of gas sold, increased approximately $8 million, or six percent, in the second quarter of 2006 compared to the second quarter of 2005. During the last twelve months, the Company added 80,000 customers, an increase of five percent. New customers contributed an incremental $3 million in operating margin during the quarter. Rate relief in Southwest’s service territories added $9 million ($8 million in Arizona) in operating margin compared to the prior year. Differences in heating demand caused primarily by weather variations between periods resulted in a $4 million operating margin decrease.

In April 2006, a settlement was reached regarding property tax valuation disputes in Arizona for the tax years 2001-2005. A decrease to property tax expense of $3.7 million and an accrual of $746,000 in interest income was recorded in the second quarter of 2006. This entry resulted in an after-tax benefit of approximately $0.07 per share.

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Operating expenses for the quarter were relatively unchanged, compared to the second quarter of 2005. General cost increases and incremental operating costs associated with serving additional customers were offset by the property tax settlement in Arizona. Net financing costs increased $1.2 million, or six percent, between periods primarily due to an increase in average debt outstanding (to help finance growth and the unrecovered purchased gas adjustment (PGA) balance) and higher rates on variable-rate debt.

Twelve Months to Date

Operating margin increased $30 million between periods. Customer growth contributed an incremental $27 million and rate relief in all service territories added $17 million. Differences in heating demand caused primarily by weather variations between periods resulted in a $14 million operating margin decrease as warmer-than-normal temperatures were experienced during both periods.

Operating expenses increased $24.7 million, or five percent, between periods reflecting a $10 million nonrecurring injuries and damages charge, along with general increases in labor and maintenance costs, and incremental operating costs associated with serving additional customers. These costs were partially offset by the property tax settlement in Arizona.

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Other income improved $4.2 million primarily due to higher returns on long-term investments, increased interest income on higher deferred PGA balances, and interest income related to the property tax settlement in Arizona. Net financing costs rose $4.1 million, or five percent, between periods primarily due to an increase in average debt outstanding (to help finance growth and the unrecovered PGA balance) and higher rates on variable-rate debt.

Southwest Gas Corporation provides natural gas service to 1,743,000 customers in Arizona, Nevada, and California. Its service territories are centered in the fastest-growing region of the country.

This press release may contain statements which constitute "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 (Reform Act). All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, changes in natural gas prices, the ability to recover costs through the PGA mechanism, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, changes in gas procurement practices, changes in capital requirements and funding, the impact of conditions in the capital markets on financing costs, changes in construction expenditures and financing, changes in operations and maintenance expenses, future liability claims, changes in pipeline capacity for the transportation of gas and related costs, acquisitions and management’s plans related thereto, competition, and the ability to raise capital in external financings. In addition, the Company can provide no assurance that its discussions regarding certain trends relating to its financing, operations, and maintenance expenses will continue in future periods.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST

(In thousands, except per share amounts)

QUARTER ENDED JUNE 30,	2006	2005
Consolidated Operating Revenues	$430,902	$361,130

Net Income (Loss)	$3,709	$(2,817)

Average Number of Common Shares Outstanding	40,174	37,701

Basic Earnings (Loss) Per Share	$0.09	$(0.07)

Diluted Earnings (Loss) Per Share	$0.09	$(0.07)

SIX MONTHS ENDED JUNE 30,	2006	2005
Consolidated Operating Revenues	$1,107,843	$904,010

Net Income	$47,889	$30,012

Average Number of Common Shares Outstanding	39,835	37,400

Basic Earnings Per Share	$1.20	$0.80

Diluted Earnings Per Share	$1.19	$0.80

TWELVE MONTHS ENDED JUNE 30,	2006	2005
Consolidated Operating Revenues	$1,918,116	$1,628,973

Net Income	$61,700	$54,105

Average Number of Common Shares Outstanding	39,339	36,606

Basic Earnings Per Share	$1.57	$1.48

Diluted Earnings Per Share	$1.55	$1.47

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,		TWELVE MONTHS ENDED JUNE 30,
	2006	2005	2006	2005	2006	2005
Results of Consolidated Operations
Contribution to net income (loss) - gas operations	$9	$(5,362)	$42,086	$27,024	$48,732	$45,432
Contribution to net income - construction services	3,700	2,545	5,803	2,988	12,968	8,673

Net income (loss)	$3,709	$(2,817)	$47,889	$30,012	$61,700	$54,105

Earnings (loss) per share - gas operations	$--	$(0.14)	$1.06	$0.72	$1.24	$1.24
Earnings per share - construction services	0.09	0.07	0.14	0.08	0.33	0.24

Basic earnings (loss) per share	$0.09	$(0.07)	$1.20	$0.80	$1.57	$1.48

Diluted earnings (loss) per share	$0.09	$(0.07)	$1.19	$0.80	$1.55	$1.47

Average outstanding common shares	40,174	37,701	39,835	37,400	39,339	36,606
Average shares outstanding (assuming dilution)	40,541	--	40,196	37,701	39,704	36,916
Results of Natural Gas Operations
Gas operating revenues	$354,168	$298,048	$962,310	$793,031	$1,624,536	$1,394,543
Net cost of gas sold	214,823	167,025	612,320	470,952	969,499	769,006

Operating margin	139,345	131,023	349,990	322,079	655,037	625,537
Operations and maintenance expense	76,883	74,957	155,270	149,233	320,474	299,365
Depreciation and amortization	36,563	34,210	72,116	68,457	141,640	134,420
Taxes other than income taxes	5,620	10,075	16,237	20,389	34,888	38,560

Operating income	20,279	11,781	106,367	84,000	158,035	153,192
Other income (expense)	1,929	1,000	4,881	2,086	7,882	3,636
Net interest deductions	21,252	20,039	43,207	39,921	84,881	80,750
Net interest deductions on subordinated debentures	1,931	1,930	3,862	3,861	7,724	7,724

Income (loss) before income taxes	(975)	(9,188)	64,179	42,304	73,312	68,354
Income tax expense (benefit)	(984)	(3,826)	22,093	15,280	24,580	22,922

Contribution to net income (loss) - gas operations	$9	$(5,362)	$42,086	$27,024	$48,732	$45,432

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
JUNE 30, 2006

FINANCIAL STATISTICS
Market value to book value per share at quarter end	156%
Twelve months to date return on equity -- total company	8.0%
-- gas segment	6.6%
Common stock dividend yield at quarter end	2.6%

GAS OPERATIONS SEGMENT

Rate Jurisdiction	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity
Arizona	$922,721	8.40%	9.50%
Southern Nevada	574,285	7.45	10.50
Northern Nevada	110,309	8.56	10.50
Southern California	102,703	8.74	10.38
Northern California	45,487	8.74	10.38
Paiute Pipeline Company (1)	82,853	9.44	11.80

(1)   Estimated amounts based on rate case settlements.

SYSTEM THROUGHPUT BY CUSTOMER CLASS

	SIX MONTHS ENDED JUNE 30,		TWELVE MONTHS ENDED JUNE 30,
(In dekatherms)	2006	2005	2006	2005
Residential	43,884,112	42,458,007	66,472,627	67,039,311
Small commercial	18,184,352	17,507,959	30,683,620	30,415,892
Large commercial	6,784,356	6,050,238	11,917,991	11,256,312
Industrial / Other	6,818,874	7,180,025	15,293,079	16,700,590
Transportation	54,169,141	60,950,204	120,615,281	130,559,087

Total system throughput	129,840,835	134,146,433	244,982,598	255,971,192

HEATING DEGREE DAY COMPARISON
Actual	1,294	1,277	1,769	1,947
Ten-year average	1,380	1,376	1,976	1,969

Heating degree days for prior periods have been recalculated using the current period customer mix.